Exhibit 99.2

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

CFO Commentary on Fourth-Quarter and Full Year 2013 Results

Summary
The fourth quarter came in consistent with expectations.

For the fourth quarter revenue came in at $13.8B, up 3% from a year ago. PC Client Group revenue grew 2% quarter over quarter and was flat from a year ago. Our Data Center Group grew 3% quarter over quarter and 8% from a year ago. Relative to our expectations at the beginning of the quarter we saw higher PC Client Group revenue slightly offset by slower growth in our Data Center Group. Gross margin of 62% was flat to the third quarter and one point above the mid-point provided in the Outlook. Operating income for the fourth quarter was $3.5B which was up 12% from a year ago. Earnings per share was 51 cents which is up 6% from a year ago.

For full year 2013 revenue was $52.7B, gross margin was 60%, operating income was $12.3B, net income was $9.6B, and earnings per share was $1.89. While the PC market was down on the year, we saw the market stabilize in the back half of the year with fourth quarter PC units up from a year ago. Additionally we saw strong tablet growth in the back half of the year, and inclusive of PC and tablets, our unit growth in the fourth quarter was up almost 10% from a year ago. Our Data Center Group continued to benefit from the build out of the cloud and our strong product portfolio and posted another year of growth.

The full year 2013 results when compared to the full year 2012 results were the following:

•	Revenue of $52.7B was down 1%, from $53.3B

•	Gross margin of 59.8% was down 2.3 points from 62.1%

•	Operating income of $12.3B was down 16% from $14.6B

•	Net income of $9.6B was down 13% from $11.0B

•	Earnings per share of $1.89 was down 11% from $2.13

The fourth quarter 2013 results when compared to the fourth quarter from a year ago were the following:

•	Revenue of $13.8B was up 3%, from $13.5B

•	Gross margin of 62.0% was up 4.0 points from 58.0%

•	Operating income of $3.5B was up 12% from $3.2B

•	Net income of $2.6B was up 6% from $2.5B

•	Earnings per share of $0.51 was up 6% from $0.48

Fourth Quarter 2013

Revenue
Revenue of $13.8B was up 3% quarter over quarter and also 3% from a year ago. Combined PC Client Group and Data Center Group platform* volumes are up 3% when compared to the third quarter. Platform* average selling prices were approximately flat when compared to the third quarter.

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PC Client Group fourth quarter revenue of $8.6B was up 2% from the third quarter with platform volumes up 3% and flat platform average selling prices. Year over year, PC Client Group revenue is flat with platform volume up 3% and platform average selling prices down 2%. On a year over year basis, desktop platform volume was up 7% and desktop platform average selling prices were up 5%. On a year on year basis, notebook platform volume is flat and notebook platform average selling prices were down 7%.

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The Data Center Group had revenue of $3.0B, up 3% from the third quarter with platform volumes down 3% and platform average selling prices up 7%. Year over year, Data Center Group revenue was up 8% with platform volume up 1% and platform average selling prices up 7%.

•	The other Intel architecture operating segments had revenue of $1.1B, up 4% from the third quarter. Year over year, the other Intel architecture operating segments revenue is up 9%.

•	The software and services operating segments had revenue of $683M, up 10% from the third quarter. Year over year, the software and services operating segments revenue was up 7%.

Gross Margin
Gross margin dollars were $8.6B, up approximately $200M compared to the third quarter. Gross margin of 62.0% was flat to the third quarter and up 1 point when compared to the midpoint of the Outlook provided on October 15th.

Gross Margin Reconciliation: Q3’13 to Q4’13 (62.4% to 62.0%, down 0.4 point)
[note: point attributions are approximate]

•	+ 1.0 point: Lower platform* unit costs

•	- 0.5 point: Higher 14nm factory start-up

•	- 0.5 point: Tablet impact

Gross Margin Reconciliation: Q4’13 Outlook to Q4’13 (61% +/- couple points to 62.0%, up 1 point)
[note: point attributions are approximate]

•	+ 0.5 point: Lower platform* unit costs

•	+ 0.5 point: Higher platform* volume

Gross Margin Reconciliation: Q4’12 to Q4’13 (58% to 62.0%, up 4.0 points)
When comparing to the fourth quarter from a year ago gross margin was up 4 points due to lower excess capacity charges, lower platform* write-offs (lower pre-qualification product costs and higher sell-through of previously non-qualified units), and lower platform* unit costs, partially offset by higher 14nm factory start-up costs.

*PC Client Group and Data Center Group microprocessors and chipsets

Spending
Spending for R&D and MG&A was $4.8B, up approximately $100M to the third quarter and up approximately $100M from the Outlook provided in October. The increase relative to the third quarter is due to an increase in R&D spending and an increase in marketing on 2-in-1 devices. R&D and MG&A as a percentage of revenue was 35%, flat to the third quarter. Depreciation was $1.7B, in line with expectations.

Restructuring and asset impairment charges in the fourth quarter were $116M. These charges were a result of management actions to reduce workforce in response to the current business environment and to better align resources.

Amortization of acquisition related intangibles was $74M, in line with expectations.

Other Income Statement Items
Gains and losses on equity investments and interest and other income was a net gain of $2M, lower than the $420M gain in the third quarter and flat with our Outlook of approximately zero.

The provision for taxes in the fourth quarter was at a 26.1% tax rate, up from our forecast of 25%.

Balance Sheet and Cash Flow Items
Cash flow from operations in the fourth quarter was approximately $6.2B. On the balance sheet, total cash investments^^ ended the quarter at $20.1B, up approximately $1.0B from the third quarter. $8.8B of the total $20.1B total cash investments^^ is held by U.S. subsidiaries. During the fourth quarter we paid $1.1B in dividends, purchased $2.9B in capital assets, and repurchased $528M in stock. Total inventories were down $361M compared to the third quarter.

Other Items
The total number of employees was approximately flat from the third quarter at 108K.

Diluted shares outstanding increased by 3M shares from the third quarter and increased by 8M shares from the fourth quarter a year ago.

Full Year 2013

Revenue
Revenue of $52.7B was down 1% from a year ago. Combined PC Client Group and Data Center Group platform* volume was down 3% from a year ago. Platform* average selling prices were up 2% from 2012.

•
The PC Client Group had revenue of $33.0B, down 4% year over year. PC Client Group platform volume was down 3% year on year. PC Client Group platform average selling prices were flat to 2012. Notebook platform volume was down 4% year on year and notebook platform average selling prices down 4% from 2012. Desktop platform volume was down 2% year on year with desktop platform average selling prices up 6% from 2012.

•	The Data Center Group had revenue of $11.2B, up 7% from 2012. Data Center Group platform volume was up 3% year on year. Data Center Group platform average selling prices were up 4% from 2012.

•	The other Intel architecture operating segments had revenue of $4.1B, down 7% year over year. The year on year decline is driven by lower netbook sales.

•	The software and services operating segments had revenue of $2.5B in 2013, up 5% year over year.

*PC Client Group and Data Center Group microprocessors and chipsets
^^ Cash and cash equivalents, short-term investments, and marketable debt instruments included in trading assets

Gross Margin
Gross margin dollars were $31.5B, down $1.6B from 2012. Gross margin of 59.8% was down 2.3 points from 2012, driven by higher factory start-up costs.

Spending
Spending for R&D and MG&A was $18.7B, up 3% from 2012 primarily as a result of increased investment in research and development. R&D and MG&A as a percentage of revenue was 35%, up approximately 1 point from 2012.

R&D spending was $10.6B, up 5% from 2012.

MG&A spending was $8.1B, flat from 2012.

Depreciation was $6.8B, up from $6.4B in 2012.

Restructuring and asset impairment charges for 2013 were $240M. These charges were a result of several management actions to reduce workforce, exit certain businesses and close facilities in response to the current business environment and to better align resources.

Amortization of acquisition related intangibles was $291M, down from $308M in 2012.

Other Income Statement Items
Gains and losses on equity investments and interest and other income was a net gain of $320M, higher than the $235M gain in 2012.

The effective tax rate for 2013 was 23.7%, down from 26.0% in 2012 driven by higher R&D tax credits.

Balance Sheet and Cash Flow Items
Cash flow from operations in 2013 was approximately $20.9B. On the balance sheet, total cash investments^^ ended the year at $20.1B, up $1.9B from 2012. During 2013, we paid approximately $4.5B in dividends, purchased $10.7B in capital assets, repurchased $2.1B in stock. Total inventories were down approximately $562M from a year ago.

Other Items
We added approximately 2.5K employees in 2013, bringing the total number of employees to approximately 108K.

^^ Cash and cash equivalents, short-term investments, and marketable debt instruments included in trading assets

Q1 2014 Outlook
Intel’s Business Outlook for the first quarter does not include the effect of any business combinations, asset acquisitions, divestitures, or other investments that may be completed after January 16th. The mid-point of the forecast ranges will be referred to when making comparisons to specific periods.

Revenue
Revenue is expected to be $12.8B, plus or minus $500M in the first quarter. The midpoint of this range is down 7% from the fourth quarter. This decline is in line with the average seasonal decline for the first quarter.

Gross Margin
Gross margin in the first quarter is expected to be 59%, plus or minus a couple points, down 3.0 points from the fourth quarter.

Gross Margin Reconciliation: Q4’13 to Q1’14 Outlook (62.0% to 59% +/- a couple points)
[note: point attributions are approximate]

•	- 1.5 points: Higher platform* write-offs (primarily higher pre-qualification product costs for Broadwell)

•	- 1.0 point: Lower platform* volumes

•	- 0.5 point: Miscellaneous

Spending
Spending for R&D and MG&A in the first quarter is expected to be approximately $4.8B, flat from the fourth quarter.

Depreciation is forecast to be approximately $1.7B, flat from the fourth quarter.

Restructuring and asset impairment charges are forecast to be approximately $200M.

Amortization of acquisition-related intangibles is forecast to be approximately $70M.

Other Income Statement Items
Gains and losses from equity investments and interest and other income are expected to be a net gain of approximately $25M, compared to a net gain of $2M in the fourth quarter.

*PC Client Group and Data Center Group microprocessors and chipsets

2014 Outlook
Intel’s Business Outlook for full year 2014 does not include the effect of any business combinations, asset acquisitions, divestitures or other investments that may be completed after January 16th.

Revenue
Revenue for the year is expected to be approximately flat.

Gross Margin
Gross margin for the year is expected to be 60%, plus or minus a few points, flat to 2013.

Gross Margin Reconciliation: 2013 to 2014 Outlook (59.8% to 60% +/- a few points)
[note: point attributions are approximate]

•	+ 2.0 points: Lower factory start-up costs

•	+ 1.0 point: Lower platform* unit costs

•	- 1.5 points: Tablet impact

•	- 0.5 point: NAND impact

•	- 0.5 point: Higher platform* write-offs (primarily pre-qualification product costs)

Spending
Spending for R&D and MG&A for the year is expected to be $18.6B, plus or minus $200M, approximately flat to 2013.

R&D spending is expected to be approximately $10.5B, approximately flat 2013.

MG&A is expected to be approximately $8.1B, approximately flat to 2013.

Amortization of acquisition-related intangibles is forecast to be approximately $300M.

Depreciation is forecast to be approximately $7.4B +/- $100M.

Other Income Statement Items
The tax rate for 2014 is expected to be 27%, which is up 3.3 points from 2013 driven by lack of R&D tax credit.

Balance Sheet and Cash Flow Items
Capital spending for 2014 is forecast to be $11.0B plus or minus $500M, approximately flat to 2013.

*PC Client Group and Data Center Group microprocessors and chipsets

Risk Factors
The above statements and any others in this document that refer to plans and expectations for the first quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should” and their variations identify forward-looking statements. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the company’s expectations.

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Demand could be different from Intel's expectations due to factors including changes in business and economic conditions; customer acceptance of Intel’s and competitors’ products; supply constraints and other disruptions affecting customers; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers. Uncertainty in global economic and financial conditions poses a risk that consumers and businesses may defer purchases in response to negative financial events, which could negatively affect product demand and other related matters.

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Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Revenue and the gross margin percentage are affected by the timing of Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; and Intel’s ability to respond quickly to technological developments and to incorporate new features into its products.

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The gross margin percentage could vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; segment product mix; the timing and execution of the manufacturing ramp and associated costs; start-up costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; product manufacturing quality/yields; and impairments of long-lived assets, including manufacturing, assembly/test and intangible assets.

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The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

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Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments; interest rates; cash balances; and changes in fair value of derivative instruments.

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Intel's results could be affected by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

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Expenses, particularly certain marketing and compensation expenses, as well as restructuring and asset impairment charges, vary depending on the level of demand for Intel's products and the level of revenue and profits.

•	Intel’s results could be affected by the timing of closing of acquisitions and divestitures.

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Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust, disclosure and other issues, such as the litigation and regulatory matters described in Intel's SEC reports. An unfavorable ruling could include monetary damages or an injunction prohibiting Intel from manufacturing or selling one or more products, precluding particular business practices, impacting Intel’s ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the company’s most recent reports on Form 10-Q and Form 10-K.